                                                                        EXH 10.6

Mr. Eric Glassman
D.I.Y. Home Warehouse, Inc.
5811 Canal Road, Suite 180
Cleveland, Ohio 44125
                                  June 3, 1999


Dear Eric:



         Upon execution by D.I.Y. Home Warehouse, Inc., having a principle place of business located at 5811 Canal Road, Valley View, Ohio 44125("Merchant"), this letter shall serve as the agreement (the "Agreement") between Merchant and Schottenstein Bernstein Capital Group, LLC having a principle place of business located at 1800 Moler Road, Columbus, Ohio 43207 (the "Agent") for Agent to act as Merchant's sole and exclusive agent to sell all of the merchandise (the "Merchandise") in Merchant's stores listed on Schedule A attached (the "Stores" and individually a "Store") by means of a "Store Closing," and or "Total Liquidation" sale (the "Sale"). In consideration of the mutual promises and covenants contained herein and other good and valuable consideration. Merchant and Agent agree as follows:


         1. AGENCY. Merchant appoints Agent its exclusive agent for the purpose ot conducting the Sale of the Merchandise located at the Stores. Agent shall be responsible, with Merchant's assistance, for securing any required licenses and permits and complying with any "going-out-of-business" laws, rules, ordinances and regulations. Merchant shall pay any fees and expenses incurred in connection therewith and Agent will post any bonds required in connection with such licenses and permits.

         2. INVENTORY. As soon as practicable after Merchant's acceptance of this Agreement, Merchant shall cause to be taken a "retail dollar" and or SKU physical inventory of the Merchandise in the Stores (the "Inventory Count"). The date that the Inventory Count is taken in each Store shall be referred to as to each Store as the "Inventory Date". The Inventory Count shall be taken by RGIS or another independent inventory service mutually designated by Merchant and Agent (the "Inventory Service") the cost of which shall be shared equally by Merchant and Agent. Each Store shall be closed during the Inventory Count and during the Inventory Count, neither Merchant nor Agent shall enter such Store without each having a representative present, except in the case of an emergency. Merchant and Agent, will provide one or more representative at the store during the Inventory Count. The Inventory Count shall be taken on the basis of the lowest ticketed price of each item of Merchandise except for (i) out of season inventory which shall be valued at fifty (50%) percent of the lowest ticketed price and (ii) damaged, display and clearance Merchandise price for which Merchant and Agent shall agree upon a price. Merchant shall remove from the Sale any item of damaged, clearance, or display Merchandise for which a price cannot be agreed upon as well as Merchandise as to which Merchant and Agent cannot agree upon the seasonality. Notwithstanding any of the above, the reduction in the Retail Value, resulting from Merchant and Agent's pricing of damaged, display and clearance Merchandise, shall not exceed Fifty Thousand Dollars ($50,000) per Store.


3. RETAIL VALUE. The term "Retail Value" herein shall mean the aggregate of the item values of the respective items of all the Merchandise. Merchandise shall include all goods owned by Merchant and located at the Stores on the Inventory Date except: (i) goods which Merchant shall have reasonably shown to belong to sublessees, licensees or concessionaires of Merchant or to have been placed in the Stores on consignment; and (ii) furniture, fixtures, equipment and improvements to realty located in the Stores. The ticketed price of any item of Merchandise shall not include any sales or gross receipts taxes. If any item of Merchandise has more than one ticket, the lower retail price shall prevail unless Merchant establishes that such Merchandise was inadvertently priced incorrectly. Merchandise arriving at the Stores following the Start Date ("On Order Merchandise"), shall be valued at the lowest ticketed price less the discount then prevailing in the Stores.


4. SALE TERM. The Sale shall start no later than June 18,1999 (the "Start Date"), and shall end no later than the close of business at each Store, approximately ten weeks thereafter, on August 27, 1999, unless extended by agreement of the parties (the "End Date"). Agent may terminate the Sale prior to the End Date at any Store in its reasonable discretion. At the conclusion of the Sale, Agent agrees to leave the Stores in "broom clean" condition, with all Merchandise (regardless of the condition) being removed by Agent, except for removal of furniture, fixtures, equipment and remaining Supplies (as defined in Section 10 hereof) and to leave the Stores in the same condition as on the Start Date, ordinary wear and tear excepted.

5. GUARANTEED PAYMENT. Agent guarantees that Merchant shall receive an amount equal to fifty three and one-half percent (53.5%) of the Retail Value (the "Guaranteed Payment") of the Merchandise. In the event that the aggregate value of all the Merchandise shall be less than Six Million Five Hundred Thousand Dollars ($6,500,000), the Guaranteed Payment shall be reduced in accordance with Schedule B. The Guaranteed Payment will be reduced pro rata for increments or partial increments in accordance with Schedule B. Moreover, in the event that Agent cannot start the Sale until (i) after June 18th but before June 25th, the Guaranteed Payment shall be reduced by one half of one percent (.5%) (e.g. from 53.5% to 53%), (ii) after June 25th but before July 2, the Guaranteed Payment shall be reduced by one percent (1%) (e.g. from 53.5% to 52.5%), and (iii) after July 2 but before July 9, the Guaranteed Payment shall be reduced by one and one half percent (1.5%) (e.g.53.5% to 52%). The parties agree to negotiate in good faith any further reduction in the Guaranteed Payment in the event Agent is prohibited from starting the Sale until after July 9th.


         Merchant shall retain all amounts collected during the Sale, as well as any insurance proceeds resulting from the loss of any Merchandise subject to this Agreement (the "Proceeds"), out of which it shall pay Expenses of Sale, as set forth below, and satisfy the Guaranteed Payment. After satisfaction of the Guaranteed Payment and payment of Expenses of Sale, Agent shall be entitled to receive all additional Proceeds as its commission herein. As security for the Guaranteed Payment and Expenses of Sale, Agent will deliver to Merchant an irrevocable Letter of Credit, in a form attached hereto as Schedule C from Wells Fargo Bank in the amount of $3,500,000 having an expiration date of not earlier than September 30, 1999. In the event, following the End Date, that Proceeds from the Sale are insufficient to satisfy the Guaranteed Amount and Expenses of Sale, Merchant shall be entitled to draw down upon the Letter of Credit for the amount of the deficiency.

6. SALE CONDUCT. Agent shall conduct the Sale in the name of Merchant in full and complete compliance with applicable laws, rules, or ordinances in the manner in which Agent in its discretion reasonably deems fit, including, but not limited to, advertising, pricing of Merchandise, number and type of personnel, Store hours, Store maintenance and security. Agent may advertise the Sale as a Store Closing, or Total Liquidation or similar type sale in accordance with applicable law and applicable leasehold agreements. Notwithstanding the Guaranteed Payment, Agent acknowledges that Merchant will after the End Date have a significant number of stores in Ohio which will continue to operate under Merchant's name. As a result, Agent will conduct the Sale using its best efforts and in such a manner as to minimize any bad publicity or loss of goodwill arising from the conduct of the Sale. Agent may use Merchant's employees to the extent Agent deems feasible, and Agent may select and schedule the number and type of Merchant's employees required for the Sale, however, Merchant's employees shall at all times remain employees of Merchant. On and after the Start Date, Merchant shall pay, as an Expense of Sale, as hereinafter defined, the gross wage payroll paid to Merchant's employees used in the Stores by the Agent during the Sale plus (a) the related payroll taxes (including FICA and Unemployment), (b) Worker's Compensation and (c) health care insurance benefits (subsections (a), (b) and (c) collectively, the "Benefits") not in excess of fifteen and 57/100 percent (15.57%) of said gross payroll (the "Fringe Benefit Cap"). Any amounts in excess of the Fringe Benefit Cap shall be at Merchant's Expense, as hereinafter defined.


         Merchant and Agent acknowledge and agree, that (i) nothing herein nor any of Agent's actions taken in respect hereto shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, vacation, pension, withdrawal, severance pay, vacation pay, sick leave or pay, maternity leave or pay, Worker Adjustment Retraining Act ("WARN") claims (if any) and other termination type claims and obligations; and (ii) Merchant hereby indemnifies Agent in respect to any claims asserted by any of Merchant's employees, except as to claims arising out of the negligence or wrongful act or omission of Agent, and Merchant is solely and specifically responsible for all of Merchant's obligations under any collective bargaining agreements and any purported oral service contracts.

7. EXPENSES OF SALE. Merchant shall collect all Proceeds out of which shall be paid all "Expenses of Sale." In the event that Proceeds are not sufficient to pay such Expenses of Sale, Merchant shall be entitled to draw down upon the Letter of Credit, as set forth in Paragraph 6, for the amount of the deficiency after the End Date. Expenses of Sale shall be (i) the actual gross wage payroll paid to Merchant's employees used in the Stores by the Agent during the Sale plus the cost of the Benefits for such employees not to exceed the Fringe Benefit Cap; (ii) advertising expense; (iii) signage for the Sale; (iv) security in the Stores; (v) bank card fees and charge backs; (vi) telephone charges for the Stores in excess of base charges; (vii) Agent's supervision expenses; (viii) any other expenses directly attributable to the Sale authorized by Agent and
(ix) occupancy costs on a per diem per Store basis as per attached Schedule D. Agent shall bill Merchant weekly for any Expenses of Sale paid by Agent which shall be promptly paid from Proceeds collected by Merchant.

8. MERCHANT'S EXPENSES. During the Sale, Merchant shall be responsible for payment of the following items none of which shall be deemed an Expense of Sale:
(i) all occupancy costs not included in Schedule D; (ii) any Benefits in excess of the Fringe Benefit Cap; (iii) all other employee benefits, including but not limited to union dues, termination pay, pension benefits, severance pay, vacation paY, sick leave or pay, maternity leave or pay and WARN claims (if any); (iv) major maintenance; and (v) costs not directly attributable to the Sale.

9. TAXES. Merchant shall collect all sales, excise and gross receipts taxes (and not income taxes) (collectively the "Sales Taxes") payable to any taxing authority having jurisdiction, which taxes shall be added to the sales price and be paid by the customer at the time Merchandise is purchased. Merchant shall indemnify and hold Agent harmless from and against any and all costs (including, but not limited to, reasonable attorneys' fees), assessments, fines or penalties which Agent may incur as a direct or indirect consequence of the failure by Merchant to pay Sales Taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with taxing authorities any and all returns, reports and other documents required by applicable law to be filed or delivered to such taxing authorities.

10. SUPPLIES. Agent shall have the right to use in connection with the Sale, without any charge, all signs and promotional materials, furniture, equipment, fixtures and supplies, including, but not limited to, bags, boxes, twine, paper and similar sales materials ("Supplies"), located at the Stores on the Start Date. Agent shall have no obligation to account to Merchant for any of the Supplies used during the Sale, but all Supplies remaining in the Stores on the End Date shall be left on the premises and remain Merchant's property. Should additional Supplies be required in any of the Stores during the Sale, Merchant agrees to promptly provide such additional Supplies to Agent, if available at Merchant's cost plus shipping costs, such cost to be an Expense of Sale. Merchant covenants and warrants that it has not and will not remove any Supplies from the Stores in contemplation of this Agreement.


11. CREDIT CARDS, GIFT CERTIFICATES AND RETURNS. All sales shall be for cash or upon bank credit cards (excluding private label cards). During the Sale, all bank credit card sales shall be through Merchant's bank credit card system. All bank card fees including charge backs in connection with the Sale shall be an Expense of Sale. Agent will be responsible for any reserves required by Merchant's bank credit card provider. For fourteen (14) days following the Start Date, Agent shall accept customer returns of first quality goods purchased prior to the Start Date. Items accepted for return shall be added to Merchandise for the purpose of calculating Retail Value, but shall not reduce Proceeds. All sales shall be advertised, "FINAL," and all sales receipts shall be marked "FINAL," by Agent. Agent shall accept Merchant's gift certificates during the Sale. Gift Certificates shall be treated as cash and the value thereof added to Proceeds. Agent shall, on behalf of Merchant, offer refunds to customers with goods on layaway. The amounts refunded to layaway customers shall not reduce Proceeds.

12. MERCHANT'S WARRANTIES. Merchant hereby warrants and represents:

         a. Merchant is a corporation, duly and validly existing and in good standing under the laws of the State of Ohio. Merchant is and during the Sale will be authorized and duly qualified as a corporation to do business and is in good standing in all jurisdictions in which the Stores are located.

         b. (i) This Agreement and all other documents executed by Merchant in accordance with this Agreement are the valid and binding obligations of Merchant enforceable in accordance with their terms; (ii) Merchant has taken all necessary corporate action required to authorize the execution, performance and delivery of this Agreement and the related documents; (iii) no court order or decree of any federal, state or local government authority, or other action known to Merchant, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Agreement; and (iv) the consent of any person or entity, including any landlord, is not required with respect to the transaction contemplated herein;

         c. Except for the lien of National City Commercial Finance, Merchant owns and will own at the Start Date and during the Sale good and marketable title to all of the Merchandise (together with the proceeds and accounts receivable arising therefrom), free and clear of all liens, mortgages, pledges, charges, encumbrances, equities or claims whatsoever. Agent shall be entitled to retain all proceeds, subject to section 5, free and clear of all liens, mortgages, pledges, charges, encumbrances, equities or claims whatsoever.

         d. Merchant shall not ship goods into the Stores without Agent's consent, which consent will not be unreasonably withheld, nor raise any prices of the Merchandise in contemplation of the Sale. The mix of Merchandise in the Stores shall be comparable to that found in the Merchant's ongoing stores.

         e. No actions or proceedings have been instituted against Merchant or have been threatened, preventing or which may prevent the consummation of the transactions contemplated by this Agreement. Merchant is reasonably current on all accounts payable, due and owing to parties whose cooperation is necessary for operation of the Sale, including but not limited to landlords, newspapers and utilities.

         f. No notice of terminable default under the leases, licenses or subleases relating to the Stores has been noticed thereunder, and such leases do not prohibit the transactions under this Agreement or of the Sale contemplated herein.

         g. Merchant represents and warrants that it will not prior to or during the Sale grant any lien or encumbrance on the Merchandise or the Proceeds.

         h. There is no outstanding order, judgment, injunction award or decree of any court, governmental or regulatory body or arbitration tribunal by which the Merchant or the Merchandise is bound which would materially interfere with the transactions herein, and as of the date of execution herein there is no action, suit, claim, legal, administrative or arbitral proceedings (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Merchant or the Merchandise which would, if determined adversely to the Merchant, be likely to have a material adverse effect upon the transactions contemplated hereby, nor to the best of Merchant's knowledge are there any facts which are likely to give rise to any such action, suit, claim or legal, administrative or arbitral proceeding or investigation.

         i. The Retail Value of the Merchandise shall be not less than Six Million Dollars ($6,000,000).

         j. Agent shall be permitted to pass on all applicable manufacturers warranties to customers.

         k. Merchant represents and warrants that it has not raised any prices in contemplation of the Inventory Count and that all pricing, including pricing of On-Order merchandise and merchandise from the distribution center will be done in accordance with Merchant's historic practices.

         l. The Stores will have been operated up through the Start Date in a manner consistent with Merchant's ongoing Stores.

         m. No point of sale activity shall have occurred outside the ordinary course of business.

         n. Merchandise offered for Sale by Agent with a discount of no lower than ten percent (10%) shall be lower in price then the same Merchandise advertised in Merchant's circulars scheduled to run on June 13th and June 20th. In the event of any such discrepancy herein, Agent shall be entitled to offer customers the lower of the two prices. Agent's sole remedy shall be a credit from Merchant for the amount of the discrepancy.

13. AGENT'S WARRANTIES. Agent hereby warrants and represents:

         a. Agent is a limited liability corporation, duly and validly existing and in good standing under the laws of the State of Delaware. Agent is, and during the Sale will be, authorized and duly qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse effect on Agent's ability to perform hereunder.

         b. (i) This Agreement and all other documents executed by Agent in accordance with this Agreement are the valid and binding obligations of Agent enforceable in accordance with their terms; (ii) Agent has taken all necessary action required to authorize the execution, performance and delivery of this Agreement and the related documents; (iii) no court order or decree of any federal, state or local government authority, or other action known to Agent, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Agreement; and (iv) the consent of any person or entity, is not required with respect to the transactions contemplated herein.

         c. There is no outstanding order, judgment, injunction award or decree of any court, governmental or regulatory body or arbitration tribunal by which the Agent is bound which would materially interfere with the transactions herein, and there shall be no action, suit, claim, legal, administrative or arbitral proceedings (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Agent which would, if determined adversely to the Agent, be likely to have a material adverse effect upon the transactions contemplated hereby, nor are there any facts which are likely to give rise to any such action, suit, claim or legal, administrative or arbitral proceeding or investigation.


14. NON COMPLETE. During the Sale, neither Merchant nor any affiliate of Merchant shall run a store closing, liquidation or similar sale in competition with the Sale at any store trading under the D.I.Y. Home Warehouse name within the advertising area of any of the Stores without the prior written approval of Agent.

15. INSURANCE. a. Merchant at its expense shall continue until the End Date, in such amounts as Merchant currently has in effect, all of Merchant's liability insurance policies, including but not limited to, comprehensive public liability policies covering injuries to persons and property in or in connection with Merchant's operation of the Stores and, from and after the acceptance by Merchant of this Agreement, shall cause Agent to be named as additional insured, as its interests may appear, with respect to all such policies. On or before the Start Date, Merchant shall deliver to Agent certificates evidencing such insurance policies, setting forth the duration thereof and the naming of Agent as an additional insured, as its interests may appear, in accordance with the provisions hereof, all in form reasonably satisfactory to Agent. Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts under such policies except in the event liability arises by reason of the negligence or wrongful act or omission of Agent or Agent's independent contractors.

         b. Merchant at its expense shall provide fire, theft and extended coverage casualty insurance on the Merchandise in a total amount at least equal to the retail value thereof. From and after the Start Date, said coverage will contain a loss payable clause in favor of Merchant's lender and Agent, as their interests may appear. In the event of a loss to the Merchandise included in the Inventory Count occurring on or after the Start Date, the proceeds of such insurance attributable to the Merchandise shall be paid to Agent and such proceeds shall be included as part of the Proceeds. On or before the Start Date, Merchant shall deliver to Agent certificates evidencing such insurance policies, setting forth the duration thereof and the naming of Agent as a loss payee in accordance with the provisions hereof, all in form reasonably acceptable to Agent. Merchant shall be responsible for the payment of all deductibles or self-insured amounts under such policies except in the event liability arises by reason of the negligence or wrongful act or omission of Agent or Agent's independent contractors.

         c. Merchant shall at all times during the Sale maintain in full force and effect Worker's Compensation Insurance in compliance with all statutory requirements.

         d. During the performance and length of this Agreement, Agent will maintain workers compensation, commercial general liability and automobile liability insurance and will name Merchant as an additional insured on all such policies.

16. PEACEFUL POSSESSION. Merchant agrees during the Sale to grant and provide Agent peaceful and quiet possession of the Stores and to take no action relating to the Stores which would disturb such possession, including, without limitation, any action to modify or terminate any existing ADT or similar security system or cash register maintenance agreements or remove any of the furniture, fixtures or equipment from the Stores. Merchant agrees to maintain in operation at the expense of Merchant for the benefit of Agent (i) the point of sale equipment in the Stores and (ii) the management information systems.


17. INDEMNIFICATION. Agent and Merchant each agree to indemnify and defend and hold harmless the other from any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, costs and expenses, asserted against, resulting to or imposed upon Merchant or Agent, directly or indirectly, by reason of or resulting from either's (i) material breach or failure to comply with any of the agreements, covenants, representations or warranties contained in this Agreement, or (ii) any negligent or wrongful act or omission of either or its employees.

18. DEFAULT. a. For the purpose of this Agreement, an "Event of Default" shall be deemed to have occurred:

         (1) upon the failure by Merchant or Agent to perform promptly and fully any material obligation or covenant hereunder or any material obligation or covenant in any document delivered pursuant hereto or any collateral agreement to this Agreement after having received five (5) days' prior written notice, except in the case of a nonmonetary default which is incapable of being cured within such notice period and diligently proceeds to cure said default and (a) the party in default has taken all steps necessary to commence to cure such default within such notice period and (b) such failure to cure, in the case of a default by Merchant, will not adversely affect, in any material way, Agent's ability to conduct the Sale in the manner contemplated herein;

         (2) if any of the warranties or representations made by Merchant or Agent herein proves to be untrue or false in a material way; or

         (3) if any breach of this Agreement by Merchant results in the Agent being unable to conduct or complete the Sale at any Store as contemplated herein.

         b. In the event of an interruption of the Sale and/or occurrence of an Event of Default resulting from any act or omission of Merchant which prevents Agent from conducting or completing the Sale at any Store as provided by this Agreement, Agent may, at its option, either (i) proceed with the Sale at the Store location(s) affected or (ii) require Merchant, at Merchant's expense, to move the Merchandise to another reasonably proximate Store designated by Agent, or (iii) notify Merchant as to the termination of the Sale as to the particular Store location, in which event, Agent shall be made whole and (i) Agent shall be reimbursed for all its out of pocket expenses referable to such Store, (ii) Merchant shall be entitled to retain all Proceeds at such Store prior to the interruption or Event of Default as well as any remaining Merchandise. Merchant and Agent agree that in the event that the (i) West Akron Store is the Store that is subject to interruption or an Event of Default and removed from the Sale as contemplated herein, the Guaranteed Payment for the remaining Mansfield Store shall be increased to fifty-three and 75/100 percent (53.75%) and (ii) if the Mansfield Store is the Store that is subject to interruption or an Event of Default and removed from the Sale as contemplated herein, the Guaranteed Payment for the remaining West Akron Store shall be decreased to fifty-three and 25/100 percent (53.25%). Merchant acknowledges that Agent would be irreparably injured in the event of any failure by Merchant to promptly and fully perform any obligation hereunder if such failure directly or indirectly interferes with the conduct by Agent of the Sale, and hereby consents, in the event of any such failure or in the event that any such failure is threatened or appears imminent, to the entry of an injunction specifically enforcing the terms of this Agreement.

         c. No right or remedy granted in or pursuant to this Agreement shall be exclusive of any other right or remedy so granted or otherwise available. Every such right or remedy shall be cumulative and shall be in addition to every other right or remedy so granted or existing at law or in equity or by statute, or created, granted or existing pursuant to any agreement to which Agent and/or Merchant is or may hereafter become a party.

19. JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio without regard to the conflicts of laws principles thereof.

20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to these transactions and supersedes and cancels all prior agreements including, but not limited to all proposals, letters of intent or representations, written or oral, with respect thereto.

21. MODIFICATIONS. This Agreement may not be modified except in a writing executed by each of the parties.

22. ASSIGNMENT. Except as specifically provided in this Section, or upon written consent of the parties hereto, this Agreement shall not inure to the benefit of, or, shall not be assignable to, any person or entity other than Merchant and Agent. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors in interest of the respective parties hereto.

23. NOTICES. All notices under this Agreement shall be sent by hand, by recognized overnight courier service or by certified mail, return receipt requested to: (a) Merchant at the address listed on the first page hereof, to the attention of Mr. Clifford Reynolds , President, with a copy to Mr. Harold O. Maxfield, Jr., Cavitch, Familo, Durkin and Frutkin Co. L.P.A, 14th Floor, East Ohio Building, Cleveland, Ohio 44114; (b) Agent, at the address listed on the first page hereof to the attention of Scott Bernstein, Esq. All notices delivered hereunder will be effective upon receipt.

24. CONFIDENTIAL NATURE OF TRANSACTION. The parties agree to keep the existence of this transaction confidential until Merchant completes the transfer of its properties in North Canton, Mansfield and Akron (the "Properties"). Agent agrees to notify all employees and/or agents that have or will have knowledge of this transaction of the confidential nature of this transaction. The parties agree that they will jointly approve any news release(s) regarding this transaction. Agent acknowledges that Merchant may suffer significant damages if the existence of this transaction becomes known to customers and/or employees.

25. CONTINGENCIES. The parties acknowledge that this transaction is contingent upon the transfer of the Properties by Merchant and if the Properties are not transferred by June 30, 1999 then this Agreement will be null and void.


26. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Such execution may be by facsimile. Any party signing via facsimile shall forward an original hard copy of such signature to the other party, but the failure to send said original signature shall not affect the enforceability of this Agreement against such party, the parties hereto agreeing that a facsimile signature may be treated as an original signature hereunder.


Please acknowledge your acceptance hereof by signing a copy and returning it to us.

                                      Very truly yours,

                                      SCHOTTENSTEIN BERNSTEIN CAPITAL GROUP, LLC


                                      By:  Scott Bernstein
                                          --------------------------------------

                                      Its: Vice President - General Counsel
                                          --------------------------------------


ACCEPTED THIS 3 DAY OF June, 1999.


D.I.Y. Home Warehouse, Inc.

By: /s/ Eric I Glassman
    ------------------------------

Printed Name: Eric I Glassman
              --------------------

Title: V/P-CFO
       ---------------------------

                                   Schedules





                           Schedule A - List of Stores

               Schedule B - Stepdown Schedule, Guaranteed Payment

                     Schedule C - Form of Letter of Credit

                        Schedule D - Per Diem Occupancy

                                MANSFIELD STORE
                                ---------------

                            2063 West Fourth Street
                             Mansfield, Ohio 44906


                               WEST MARKET STORE
                               -----------------


                            1890 West Market Street
                               Akron, Ohio 44313.




                                   SCHEDULE A

                    D.I.Y. HOME WAREHOUSE, INC.

                    SCHEDULE 1

SUGGESTED STEPDOWN SCHEDULE

                               SUGG
INVT LEVEL                      ADJ
  7,000,000                     CUM

  7,053,356                     0.00%
  6,953,356                     0.00%
  6,853,356                     0.00%
  6,753,356                     0.00%
  6,653,356                     0.00%
  6,553,356                     0.00%
  6,500,000                     0.00%
  6,400,000                     0.20%
  6,300,000                     0.40%
  5,200,000                     0.60%
  6,100,000                     0.80%
  6,000,000                     1.00%

                                   SCHEDULE B

                                LETTER OF CREDIT
                               GUARANTEED PAYMENT


                          IRREVOCABLE LETTER OF CREDIT



Beneficiary                        Applicant
-----------                        ---------

                         Schottenstein Bernstein Capital Group, LLC
                         1800 Moler Road
                         Columbus, Ohio 43207


                                   Amount
                                   ------
                                   USD ____________(U.S. Dollars)

Expiry: September 30, 1999


Dear Sir(s):

         We hereby issue in your favor our Irrevocable Letter of in the amount of _________ U.S. dollars.

         We hereby irrevocably authorize you to draw on us, in an aggregate amount not to exceed the amount of this Letter of Credit, by your draft or drafts, payable at sight, drawn on Wells Fargo Bank bearing the clause: "Drawn under Wells Fargo Bank Letter of Credit No..--------" and accompanied by your certificate appropriately completed and signed by you in the form of the attached Annex A



Special Conditions:

         1. Wells Fargo Bank is not responsible for any calculations confirming the proper amount of the draft pursuant to the attached Annex A, Certificate for Drawing.




                                   SCHEDULE C

         2. This original Letter of Credit must be returned with any drawing hereunder which results in the frill or partial payment of the amount of this Letter of Credit.

         3. Upon delivery to us of a Reduction Certificate, the amount of this Letter of Credit shall be reduced by the amount set forth in such Reduction Certificate.

         4. Upon delivery to us of a certificate from you in the form of Annex C, the expiry date shall be the date set forth in such certificate, which in no event shall be later than September 30, 1999.

         We certify that your draft drawn and in conformity with the terms of this Letter of Credit will be duly honored on presentation after receipt if presented to us on or before the expiry date. Payment upon the draft shall be made by us to you in immediately available funds by wire transfer to your account in the United States specified for payment in the draft presented to us at the earliest opportunity.

         We hereby undertake that we will not modify, revoke or terminate this Letter of Credit without your written consent.


                                        Yours Faithfully,
                                        Wells Fargo Bank


                                        --------------------
                                        Authorized Signature




                                    ANNEX A
                            CERTIFICATE FOR DRAWING

         The undersigned, being the President of, hereby certifies with reference to Wells Fargo, Letter of Credit No. _____________ that:

1. The amount of the sight draft which accompanies this drawing certificate is $________

2. _____________has determined that the Proceeds are insufficient to satisfy the Guaranteed Payment, Expenses of Sale as those terms are defined in the Agreement, dated (the "Agreement"), by and between and Schottenstein Bernstein Capital Group, LLC.

3.       ___________default under the terms of the Agreement.

4. _______________ three (3) business days notice to the Agent of its intent to submit the sight draft which accompanies this certificate.

5. Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement.

         IN WITNESS WHEREOF,________ d this Certificate for Drawing to be executed and delivered as of the ____day of _________, 1999.


                                   By:
                                      ---------------------------

                                   Name:
                                        -------------------------
                                        President


Sworn to before me this:


____day of _________, 1999.


------------------------------
Notary Public

                                                                                                                        SCHEDULE D
                                                       OCCUPANCY COSTS

                                MANSFIELD                                         WEST MARKET                         TOTAL
                                                                                                                 Total    Total
                                  Total      Average   Avg/                          Total    Average    Avg/     Avg/     Avg/
              1998      1997                           Week     1998     1997                            Week     Week  Week/Store
----------------------------------------------------------------------------------------------------------------------------------
Rent        $         $         $        -  $      -  $    -  $201,696  $201,696  $  403,392  $201,696  $ 3,879  $ 3,879  $ 1,939
Mortgage
 Interest   $196,901  $196,909  $  393,802  $196,901  $3,787                      $        -  $      -  $     -  $ 3,787  $ 1,893
Disposal    $  3,388  $  4,821  $    8,009  $  4,005  $   77  $  7,042  $ 13,439  $   20,481  $ 10,241  $   197  $   274  $   137
Real Estate
 Taxes      $ 15,892  $ 17,804  $   33,696  $ 16,848  $  324  $ 39,264  $ 43,680  $   82,944  $ 41,472  $   798  $ 1,122  $   561
R & M
 premise    $ 14,944  $ 15,294  $   30,238  $ 15,119  $  291  $ 18,396  $ 18,348  $   36,744  $ 18,372  $   353  $   644  $   322
Utilities   $114,214  $123,747  $  237,961  $118,981  $2,288  $133,115  $141,651  $  274,768  $137,383  $ 2,642  $ 4,930  $ 2,485
Equipment
 Rental     $ 35,570  $ 37,319  $   72,889  $ 36,445  $  701  $ 21,975  $ 25,362  $   47,337  $ 23,689  $   455  $ 1,156  $   578
Insurance   $ 40,607  $ 50,804  $   91,411  $ 45,706  $  879  $ 40,607  $ 50,804  $   91,411  $ 45,706  $   879  $ 1,758  $   879
Outside
 Service    $ 22,263  $ 32,117  $   54,380  $ 27,190  $  523  $ 21,028  $ 22,342  $   43,368  $ 21,684  $   417  $   940  $   470
R & M
 Equipment  $ 16,406  $ 15,209  $   31,615  $ 15,808  $  304  $ 16,250  $ 14,874  $   31,124  $ 15,582  $   299  $   603  $    30
Telephone   $ 25,906  $ 27,098  $   53,004  $ 26,502  $  510  $ 16,949  $ 17,870  $   34,819  $ 17,410  $   335  $   844  $   422
Loss
 Prevention $ 13,689  $ 18,726  $   32,415  $ 16,208  $  312  $ 13,425  $ 15,763  $   29,188  $ 14,594  $   281  $   592  $   296
----------------------------------------------------------------------------------------------------------------------------------
Total
 Occupancy  $499,780  $539,640  $1,039,420  $519,710  $9,994  $529,745  $565,829  $1,095,574  $547,787  $10,534  $20,529  $10,264
==================================================================================================================================